Exhibit (b)(2)

EXECUTION VERSION

LIMITED GUARANTY

LIMITED GUARANTY, dated as of July 2, 2011 (this “Limited Guaranty”), by TPG Partners VI, L.P., a Delaware limited partnership (the “Guarantor”), in favor of Immucor, Inc. (the “Guaranteed Party”).

1. GUARANTY. To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement) among IVD Holdings Inc., a Delaware corporation (“Parent”), IVD Acquisition Corporation, a Georgia corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally, guarantees to the Guaranteed Party the due and punctual payment of all of Parent’s payment obligations to the Guaranteed Party under (a) Section 9.3(c) of the Merger Agreement, if, as and when due (the “Parent Fee Obligations”) and (b) under Section 9.3(e) of the Merger Agreement, if, as and when due (and including the expenses incurred in enforcing this Limited Guaranty, the “Enforcement Expense Obligations”, and together with the Parent Fee Obligations, the “Guaranteed Obligation”).

The guarantee by the Guarantor of the Guaranteed Obligation under this Limited Guarantee may be enforced for money damages only. In no event shall the Guarantor’s aggregate liability for (i) the Parent Fee Obligations under this Limited Guaranty exceed $90 million or (ii) the Enforcement Expense Obligations under this Limited Guaranty exceed the lesser of $2 million or the aggregate Enforcement Expense Obligations that have been paid or are payable by Parent, Merger Sub or the Guarantor (such limitations on the aggregate liability the Guarantor may have for Parent Fee Obligations and Expense Obligations being herein collectively referred to as the Guarantor’s “Cap”), it being understood that this Limited Guaranty may not be enforced against the Guarantor without giving effect to the Cap. All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

If Parent fails to discharge its Guaranteed Obligation when due, then all of the Guarantor’s liabilities to the Guaranteed Party hereunder in respect of such Guaranteed Obligation shall, at the Guaranteed Party’s option, become immediately due and payable and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent has failed to discharge its Guaranteed Obligation, take any and all actions available hereunder to collect the Guarantor’s liabilities hereunder in respect of such Guaranteed Obligation, subject to the Cap.

2. NATURE OF GUARANTY. Except to the extent provided in the penultimate sentence of Section 3 hereof, the Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of (i) any modification, amendment or waiver of or any consent to departure from the Merger Agreement or Commitment Letters that may be agreed to by Parent or (ii) any discharge of the Guarantor as a matter of applicable Law or equity (other than a discharge of the Guarantor with respect to the Guaranteed Obligation as a result of payment of the Guaranteed Obligation in accordance with its terms). Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. To the extent that any payment hereunder is rescinded or must otherwise be, and is, returned to the Guarantor for any reason whatsoever, the Guarantor shall remain liable hereunder as if such payment had not been made. This Limited Guaranty is a guaranty of payment and not of collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guaranty, irrespective of whether any action is brought against Parent or Merger Sub or whether Parent or Merger Sub is joined in any such action or actions.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of payment of the Guaranteed Obligation, and may also make any agreement with Parent for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guaranty or affecting the validity or enforceability of this Limited Guaranty. Except to the extent provided in the last sentence of Section 3, the Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or the Guarantor; (b) any change in the time, place or manner of payment of the Guaranteed Obligation, or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or Commitment Letters made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with the Guaranteed Obligation; (c) the addition, substitution or release of any entity or other Person now or hereafter liable with respect to the Guaranteed Obligation or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of Parent, Merger Sub or the Guarantor or any other Person now or hereafter liable with respect to the Guaranteed Obligation or otherwise interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization, moratorium or other similar proceeding affecting Parent, Merger Sub, or the Guarantor or any other Person now or hereafter liable with respect to the Guaranteed Obligation or otherwise interested in the transactions contemplated by the Merger Agreement; or (f) the adequacy of any means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligation. To the fullest extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guaranty and of the Guaranteed Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Guaranteed Obligation incurred and all other notices of any kind (other than notices to Parent pursuant to the Merger Agreement and notices pursuant to this Limited Guaranty), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect or any right to require the marshalling of assets of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligation or otherwise interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses (other than defenses that are available to

Parent and Merger Sub under the Merger Agreement (excluding defenses that are available to Parent and Merger Sub solely as a result of the occurrence of an insolvency, bankruptcy, reorganization or other similar proceeding involving Parent or Merger Sub) or breach by the Guaranteed Party of this Limited Guaranty).

The Guarantor hereby unconditionally waives any and all notice of the creation, renewal, extension or accrual of the Guaranteed Obligation and notice of or proof of reliance by the Guaranteed Party upon this Limited Guaranty. The Guaranteed Obligation shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guaranty, and all dealings between Parent, Merger Sub or the Guarantor, on the one hand, and the Guaranteed Party, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guaranty. When pursuing its rights and remedies hereunder against the Guarantor, the Guaranteed Party shall be under no obligation to pursue such rights and remedies it may have against Parent or Merger Sub or any other person for the Guaranteed Obligation or right of offset with respect thereto, and any failure by the Guaranteed Party to pursue such other rights and remedies or to collect any payments from Parent or Merger Sub or any such other Person or to rely upon or to exercise any such right of offset shall not relieve the Guarantor of any liability hereunder.

The Guarantor hereby unconditionally waives any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Parent, Merger Sub or the Guaranteed Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and the Guarantor shall not exercise any such rights unless and until all amounts payable by the Guarantor under this Limited Guaranty (which shall be subject to the Cap) shall have been paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable by the Guarantor under this Limited Guaranty (which shall be subject to the Cap), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by the Guarantor under this Limited Guaranty. Notwithstanding anything to the contrary contained in this Limited Guaranty or otherwise, the Guaranteed Party hereby agrees that: (i) to the extent Parent is relieved of any of the Guaranteed Obligation under the Merger Agreement (except to the extent arising from any insolvency, bankruptcy, reorganization, moratorium or other similar proceeding), the Guarantor shall be similarly relieved of its corresponding payment obligations under this Limited Guaranty; and (ii) the Guarantor shall have all defenses to the payment of its obligations under this Limited Guaranty (which in any event shall be subject to the Cap) that would be available to Parent under the Merger Agreement with respect to the Guaranteed Obligation, as well as any defenses in respect of any fraud or willful misconduct of the Guaranteed Party or any of its Affiliates, or breach by the Guaranteed Party of this Limited Guaranty.

The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits and that if any of such waivers are determined contrary to any applicable Law or public policy, such waivers shall be effective to the maximum extent permitted by applicable Law.

4. REPRESENTATIONS AND WARRANTIES.

(a) The Guarantor hereby represents and warrants that:

(i) it has all requisite limited partnership or other power and authority to execute, deliver and perform this Limited Guaranty and the execution, delivery and performance of this Limited Guaranty have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s partnership agreement, operating agreement or similar organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(ii) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guaranty by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guaranty;

(iii) assuming due execution and delivery of the Merger Agreement by all parties thereto, this Limited Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to: (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (B) general equitable principles (whether considered in a proceeding in equity or at law); and

(iv) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guaranty, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guaranty shall be available to the Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 7 hereof.

(b) The Guaranteed Party hereby represents and warrants that:

(i) the execution, delivery and performance of this Limited Guaranty have been duly authorized by all necessary action and do not contravene any Law, regulation, rule, decree, order, judgment or contractual restriction applicable to or binding on the Guaranteed Party or its assets;

(ii) all consents, approvals, authorizations, permits of, filings with and notifications to any governmental authority necessary for the due execution, delivery and performance of this Limited Guaranty by the Guaranteed Party have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guaranty; and

(iii) assuming due execution and delivery of this Limited Guaranty by all parties hereto, this Limited Guaranty constitutes a legal, valid and binding obligation of the Guaranteed Party enforceable against the Guaranteed Party in accordance with its terms, subject to: (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (B) general equitable principles (whether considered in a proceeding in equity or at law).

5. NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other Person (except by operation of Law) without the prior written consent of the Guaranteed Party (in the case of an assignment or delegation by the Guarantor) or the Guarantor (in the case of an assignment or delegation by the Guaranteed Party); provided, however, that the Guarantor may assign or delegate all or part of its rights, interests and obligations hereunder, without the prior written consent of the Guaranteed Party, to any other Person to which it has allocated all or a portion of its investment commitment to Parent; provided, further, that no such assignment or delegation shall relieve the Guarantor of its obligations hereunder.

6. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) in writing by hand delivery, by facsimile transmission with confirmation of receipt, or by overnight delivery by a nationally recognized courier service, in each case to the address (or facsimile number) listed below (or to such other address or facsimile number as a party may designate by notice to other parties) as follows:

if to TPG Partners VI, L.P.:

TPG Partners VI, L.P.

301 Commerce St # 3300

Fort Worth, TX 76102-4133

Attn.:        General Counsel

Facsimile: (415) 743-1501

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

The Prudential Tower

800 Boylston Street

Boston, MA 02119

Facsimile: (617) 951-7050

Attn.:        William M. Shields

 Neill P. Jakobe

If to the Guaranteed Party, as provided in the Merger Agreement.

7. CONTINUING GUARANTY. This Limited Guaranty may not be revoked or terminated and shall remain in full force and effect until the Guaranteed Obligation has been indefeasibly paid in full, except to the extent provided in clause (i) of the last sentence in the penultimate paragraph of Section 3 hereof. Notwithstanding the foregoing, or anything express or implied in this Limited Guaranty or otherwise, this Limited Guaranty shall terminate and the Guarantor shall have no further obligations under or in connection with this Limited Guaranty as of the earliest of: (a) the Merger Closing; (b) termination of the Merger Agreement in accordance with its terms by mutual consent of the parties thereto or in circumstances where the Parent Termination Fee does not become payable; (c) the date the Guaranteed Obligation payable under this Limited Guaranty has been paid in full; and (d) the twelve month anniversary after the date hereof (unless the Guaranteed Party shall have commenced litigation against the Guarantor under and pursuant to this Limited Guaranty prior to such anniversary). Notwithstanding the foregoing, or anything express or implied in this Limited Guaranty or otherwise, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or the provisions of this Section 7 or Section 8 hereof are illegal, invalid or unenforceable in whole or in part, asserts that the Guarantor is liable in respect of the Guaranteed Obligation in excess of or to a greater extent than the Cap, or asserts any theory of liability against any Non-Recourse Party (as defined in Section 8 hereof) with respect to this Limited Guaranty, the Commitment Letters, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guaranty or the Merger Agreement, or the transactions contemplated hereby or thereby, then: (i) the obligations of the Guarantor under or in connection with this Limited Guaranty shall terminate ab initio and be null and void; (ii) if the Guarantor has previously made any payments under or in connection with this Limited Guaranty, it shall be entitled to recover and retain such payments; and (iii) neither the Guarantors nor any other Non-Recourse Parties shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party or any other Person in any way under or in connection with this Limited Guaranty, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guaranty or the Merger Agreement (including, without limitation, the Commitment Letters), or the transactions contemplated hereby or thereby.

8. NO RECOURSE.

(a) The Guaranteed Party acknowledges and agrees that the sole asset of Parent is cash in a de minimis amount (less than $1,000) and that no additional funds are expected to be contributed to Parent unless and until the Merger Closing occurs under the Merger Agreement. By its acceptance of the benefits of this Limited Guaranty, the Guaranteed Party acknowledges and agrees that: (a) no Person other than the Guarantor shall have any obligations under or in connection with this Limited Guaranty notwithstanding the fact that the Guarantor may be a partnership and (b) the Guarantor shall have no obligations under or in connection with this Limited Guaranty except as expressly provided by this Limited Guaranty; provided, however, that in the event the Guarantor either (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be. As used herein, unless otherwise specified, the term Guarantor shall include such Guarantor’s Successor Entity. Nothing set forth in this Limited Guaranty shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any representative acting in a representative capacity) any rights or remedies against any Person, other than the rights of the Guaranteed Party against the Guarantor as expressly set forth herein.

(b) The Guaranteed Party acknowledges and agrees that no personal liability shall attach to, and no recourse shall be had by the Guaranteed Party, any of its Affiliates or any Person purporting to claim by or through any of them or for the benefit of any of them under any theory of liability (including without limitation by attempting to pierce a corporate, limited liability company or partnership veil, by attempting to compel Parent to enforce any rights that it may have against any Person, by attempting to enforce any assessment, or by attempting to enforce any purported right at law or in equity, whether sounding in contract, tort, statute or otherwise) against, any Non-Recourse Party (as hereinafter defined, and excluding Parent and Merger Sub) by the enforcement of any judgment or assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other applicable Law, or otherwise, in any way under or in connection with this Limited Guaranty, the Merger Agreement, the Commitment Letters or any other agreement or instrument delivered in connection with this Limited Guaranty, the Merger Agreement, the Commitment Letters or the Transactions, except that: (i) the Guaranteed Party may assert claims against the Guarantor under, and pursuant to the terms of and subject to the limitations set forth in, this Limited Guaranty; (ii) the Guaranteed Party may assert claims against Parent and Merger Sub pursuant to the terms of, and subject to the limitations set forth in, the Merger Agreement; and (iii) the Guaranteed Party may assert claims against the Guarantor for specific performance of such Guarantor’s obligation under its Equity Commitment Letter to fund its commitment thereunder pursuant to the terms of, and subject to the limitations set forth in, Section 5 thereof and subject to the limitations set forth in Section 10.5 of the Merger Agreement. Recourse against the Guarantor pursuant to this Limited Guaranty shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against the Guarantor and Non-Recourse Parties (excluding Parent and Merger Sub) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement.

(c) The Guaranteed Party hereby covenants and agrees that it shall not, and it shall cause its Affiliates not to, institute any proceeding or bring any claim in any way under or in connection with the this Limited Guaranty, the Merger Agreement, the Commitment Letters or any other agreement or instrument delivered in connection with this Limited Guaranty, the Merger Agreement, the Commitment Letters, or the Transactions (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), against the Guarantor or any Non-Recourse Party (other than against Parent or Merger Sub), except for claims of the Guaranteed Party against the Guarantor or a Successor Entity under this Limited Guaranty. Nothing set forth in this Limited Guaranty shall affect any liability of Parent or Merger Sub to the Guaranteed Party.

“Non-Recourse Parties” shall mean, collectively, Parent, the Guarantor and any of their former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, and the providers of Debt Financing.

9. GOVERNING LAW; JURISDICTION. THIS LIMITED GUARANTY, THE RIGHTS OF THE PARTIES UNDER OR IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATED TO ANY OF THE FOREGOING, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each party hereto agrees that it shall bring, maintain and defend any such action or proceeding in the Borough of Manhattan in the City of New York, New York, whether a state or Federal court (as just described, the “Chosen Courts”), and solely in connection with such actions or proceedings: (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto; and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if effected pursuant to the Laws of the State of Delaware.

10. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING CONTEMPLATED BY SECTION 10 HEREOF IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11. COUNTERPARTS. This Limited Guaranty shall not be effective until it has been executed and delivered by all parties hereto. This Limited Guaranty may be executed by facsimile or electronic transmission in pdf format, and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12. THIRD PARTY BENEFICIARIES. This Limited Guaranty shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guaranty is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; except that as a material aspect of this Limited Guaranty the parties intend that all Non-Recourse Parties other than the Guarantors shall be, and such Non-Recourse Parties are, intended third party beneficiaries of this Limited Guaranty who may rely on and enforce the provisions of this Limited Guaranty that bar the liability, or otherwise protect the interests, of such Non-Recourse Parties.

13. CONFIDENTIALITY. This Limited Guaranty shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger Agreement. This Limited Guaranty may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor; provided that no such written consent is required for any disclosure of the existence of this Limited Guaranty by the Guaranteed Party: (i) to its Affiliates and its representatives; or (ii) to the extent required by Law or the rules of any self-regulatory organization.

14. MISCELLANEOUS.

(a) This Limited Guaranty, together with the Merger Agreement, constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Guarantor or any of its Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand. No amendment, supplementation, modification or waiver of this Limited Guaranty or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing. The Guaranteed Party and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantor or any other Non-Recourse Party in connection with this Limited Guaranty except as expressly set forth herein by the Guarantor. The Guarantor and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Limited Guaranty except as expressly set forth herein by the Guaranteed Party.

(b) Any term or provision of this Limited Guaranty that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable by the Guarantor hereunder to the Cap provided in Section 1 hereof and to the provisions of Sections 7 and 8 hereof. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and representatives not to assert, that this Limited Guaranty or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guaranty.

(d) All parties acknowledge that each party and its counsel have reviewed this Limited Guaranty and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guaranty.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guaranty to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

TPG PARTNERS VI, L.P.

By: TPG GenPar VI, L.P., its general partner

By: TPG GenPar VI Advisors, LLC, its general partner

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President

[Limited Guaranty Signature Page 1 of 2]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guaranty to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

IMMUCOR, INC.

By:	/s/ Joshua H. Levine
Name: Title:	Joshua H. Levine President and Chief Executive Officer

[Limited Guaranty Signature Page 2 of 2]